DISTRIBUTION AGREEMENT

COLUMBIA ACORN TRUST

THIS AGREEMENT is made as of May 1, 2010 by and between each Massachusetts business trust (each Trust, hereinafter, the “Trust”) listed on Schedule I on behalf of each series of the Trust listed on Schedule I (each, a “Fund” and collectively, the “Funds”), and Columbia Management Investment Distributors, Inc., a Delaware corporation (the “Distributor”). Absent written notification to the contrary by either the Trust or the Distributor, each new investment portfolio established in the future shall automatically become a “Fund” for all purposes hereunder and shares of each new class established in the future shall automatically become “Shares” for all purposes hereunder as if set forth on Schedule I.

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain the Distributor as the exclusive distributor of the units of beneficial interest in all classes of shares (“Shares”) of the Funds, and the Distributor is willing to render such services; and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	SERVICES AS DISTRIBUTOR.

1.1. The Distributor will act as agent for the distribution of Shares in accordance with any instructions of the Trust’s Board of Trustees and with the Trust’s registration statement then in effect under the Securities Act of 1933, as amended (the “1933 Act”), and will transmit promptly any orders properly received by it for the purchase or redemption of Shares to the Trust or its transfer agent, or their designated agents. As used in this Agreement, the term “registration statement” shall mean any registration statement, specifically including, among other items, any then-current prospectus together with any related then-current statement of additional information, filed with the SEC with respect to Shares, and any amendments and supplements thereto which at any time shall have been filed.

1.2. The Distributor agrees to use appropriate efforts to solicit orders for the sale of Shares and will undertake such advertising and promotion, as it believes appropriate in connection with such solicitation. The Distributor agrees to offer and sell Shares at the applicable public offering price or net asset value next determined after an order is received. The Trust understands that the Distributor is and may in the future be the distributor of shares of other investment company portfolios including portfolios having investment objectives similar to those of the Funds. The Trust further understands that existing and future investors in the Funds may invest in shares of such other portfolios. The Trust agrees that the Distributor’s duties to such portfolios shall not be deemed in conflict with its duties to the Trust under this paragraph 1.2.

1.3. The Distributor shall, at its own expense, finance such activities as it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature.

1.4. The Trust shall be responsible for expenses relating to the execution of any and all documents and the furnishing of any and all information and otherwise taking, or causing to be taken, all actions that may be reasonably necessary in connection with the registration of Shares under the 1933 Act and the Trust under the 1940 Act and the qualification of Shares for sale under the so-called “blue sky” laws in such states as the Trust directs and in such states as the Distributor may recommend to the Trust which the Trust approves, and the Trust shall pay all fees and other expenses incurred in connection with such registration and qualification. The Trust shall also be responsible for the preparation, printing and distribution of prospectuses and statements of additional information to shareholders and the direct expenses of the issue of Shares.

1.5. The Distributor shall be responsible for preparing, reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to each of the Funds, and shall file with the NASD or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with such laws and regulations.

1.6. In connection with all matters relating to this Agreement, the Trust and the Distributor agree to comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations. The Distributor agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, such laws, rules and regulations. The Distributor agrees to comply with the Trust’s compliance policies and procedures as provided by the Trust from time to time.

1.7. Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by other circumstances of any kind, the Trust’s officers may decline to accept any orders for, or make any sales of, Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.8. The Trust shall furnish from time to time, for use in connection with the sale of Shares, such information with respect to the Funds and Shares as the Distributor may reasonably request and the Trust warrants that such information shall be true and correct. Without limiting the foregoing, the Trust shall also furnish the Distributor upon request with: (a) audited annual and unaudited semi-annual statements of the Trust’s books and accounts with respect to each Fund, and (b) from time to time such additional information regarding the Funds’ financial condition as the Distributor may reasonably request.

1.9. The Trust may from time to time adopt one or more distribution plans pursuant to Rule 12b-1 under the 1940 Act. As compensation for services rendered hereunder, the Distributor shall be entitled to receive from the Trust the payments set forth on Schedule II attached hereto, as the same may be amended from time to time by agreement of the parties. In addition, the Distributor shall be entitled to retain any front-end sales charge imposed upon the sale of Shares (and reallow a portion thereof) as specified in the Trust’s registration statement and the Trust shall pay to the Distributor the proceeds from any contingent deferred sales charge imposed on the redemption of Shares as specified in the Trust’s registration statement. Distributor, from time to time, may assign to any third party all or any portion of amounts payable to the Distributor under this Agreement.

1.10. The Distributor shall prepare reports for the Board of Trustees of the Trust regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

1.11. The Distributor is authorized to enter into written agreements with banks, broker/dealers and other financial institutions (collectively, “Intermediaries”), under such conditions and based on such form(s) of sales support agreements as may be approved by the Board of Trustees from time to time. The Distributor also may enter into such agreements if consistent with the conditions established by the Board of Trustees for such agreements and based on such additional forms of agreement as it deems appropriate, provided that the Distributor determines that the Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such selling agent under, any such sales support agreement does not exceed its responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that the Distributor determines that the overall terms of any such sales support agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees. In entering into and performing such agreements, the Distributor shall act as principal and not as agent for the Trust or any Fund. Upon the failure of any Intermediary to pay for any order for the purchase of Shares in accordance with the terms of the Fund’s prospectus, the Fund shall have the right to cancel the sale of such Shares and thereupon the Distributor shall be responsible for any loss sustained as a result thereof. Upon the breach by an Intermediary of any provision of the agreement between the Distributor and the Intermediary, the Distributor will, at the Trust’s expense, use reasonable efforts to preserve any rights the Trust may have to receive indemnification from the Intermediary under such agreement, including promptly notifying the Trust of such breach.

2.	REPRESENTATIONS; INDEMNIFICATION.

2.1. The Trust represents to the Distributor that all registration statements with respect to Shares and shareholder reports with respect to Funds filed by the Trust with the SEC have been prepared in conformity with the requirements of the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and rules and regulations of the SEC thereunder. The Trust further represents and warrants to the Distributor that any registration statement, when such registration statement becomes effective, and any shareholder report, when such report is filed, will contain all statements required to be stated therein in conformity with the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and the rules and regulations of the SEC; that all statements of fact contained in any such registration statement or shareholder report will be true and correct when such registration statement becomes effective, or when such shareholder report is filed; and that no registration statement, when such registration statement becomes effective, and no shareholder report, when such shareholder report is filed, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; provided, however, that the foregoing representations and warranties shall not apply to any untrue statement of material fact or omission made in any registration statement or shareholder report in reliance upon and in conformity with any information furnished to the Trust by the Distributor or any affiliate thereof and used in preparation thereof. The Trust authorizes the Distributor and authorized banks, broker/dealers and other financial institutions to use any prospectus or statement of additional information in the form furnished from time to time in connection with the sale of Shares and represented by the Trust as being the then-current form of prospectus or then-current form of statement of additional information.

2.2. The Trust agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers and directors, or any such controlling person, may incur under the 1933 Act or under common law or otherwise, arising out of or based upon (a) any breach by the Trust of any provision of this Agreement, or (b) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or shareholder report or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any registration statement or shareholder report or necessary to make any statement in such documents not misleading; provided, however, that the Trust’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement or shareholder report or in any financial or other statements in reliance upon and in conformity with any information furnished to the Trust by the Distributor or any affiliate thereof and used in the preparation thereof; and further provided that the Trust’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person shall not be deemed to cover any liability to the Trust or its shareholders to which the Distributor, its officers and directors, or any such controlling person would otherwise be subject by reason of bad faith, negligence or intentional misconduct in the performance of the Distributor’s, its officer’s or director’s, or any such controlling person’s duties, or by reason of the Distributor’s, its officer’s or director’s, or any such controlling person’s reckless disregard of its obligations and duties under this Agreement.

The Trust’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person, as aforesaid, is expressly conditioned upon the Trust’s being notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given in writing and to be transmitted by personal delivery, first class mail, overnight courier, facsimile or other electronic means to the address or facsimile number contained in paragraph 9 of this Agreement, or to such other addresses or facsimile numbers as the parties hereto may specify from time to time in writing and such notification to be sent to the Trust within a reasonable period of time after the summons or other first legal process shall have been served. The failure to so notify the Trust of any such action shall not relieve the Trust from any liability hereunder, which the Trust may have to the person against whom such action is brought by reason of any such untrue or alleged untrue statement, or omission or alleged omission, except to the extent the Trust has been actually prejudiced by such delay. The Trust will be entitled to assume at its own expense the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor, which approval shall not unreasonably be withheld. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case the Distributor reasonably does not approve of counsel chosen by the Trust, the Trust will reimburse the Distributor, its officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them.

The Trust’s indemnification agreement contained in this paragraph 2.2 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers or directors, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of the controlling persons and their successors. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issue and sale of any Shares.

2.3. The Distributor agrees to indemnify, defend and hold the Trust, its several officers and Trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees or any such controlling person, may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees, or such controlling person resulting from such claims or demands, shall arise out of or be based upon (a) any untrue, or alleged untrue, statement of a material fact contained in information furnished by the Distributor or any affiliate thereof to the Trust or its counsel and used in the Trust’s registration statement or shareholder reports, or any omission, or alleged omission, to state a material fact in connection with such information furnished by the Distributor or any affiliate thereof to the Trust or its counsel required to be stated in such information or necessary to make such information not misleading, (b) any untrue statement of a material fact contained in any sales literature prepared by the Distributor, or any omission to state a material fact required to be stated therein or necessary to make such sales literature not misleading (except to the extent arising out of information furnished by the Trust to the Distributor for use therein), (c) any bad faith, negligence or intentional misconduct in the performance of the Distributor’s obligations and duties under the Agreement or by reason of its reckless disregard thereof, or (d) any breach by the Distributor of any provision of this Agreement. The Distributor’s agreement to indemnify the Trust, its officers and Trustees, and any such controlling person, as aforesaid, is expressly conditioned upon the Distributor’s being notified of any action brought against the Trust, its officers or Trustees, or any such controlling person, such notification to be given in writing and to be transmitted by personal delivery, first class mail, overnight courier, facsimile or other electronic means to the address or facsimile number contained in paragraph 9 of this Agreement, or to such other addresses or facsimile numbers as the parties hereto may specify from time to time in writing and such notification to be sent to the Distributor by the person against whom such action is brought, within a reasonable period of time after the summons or other first legal process shall have been served. The failure to so notify the Distributor of any such action shall not relieve the Distributor or any affiliate thereof from any liability hereunder, which the Distributor or any affiliate thereof may have to the Trust, its officers or Trustees, or to such controlling person by reason of any such untrue or alleged untrue statement, or omission or alleged omission, or other conduct covered by this indemnity agreement, except to the extent the Distributor has been actually prejudiced by such delay. The Distributor shall have the right to control the defense of such action, with counsel of good standing of its own choosing, approved by the Board of Trustees of the Trust, which approval shall not unreasonably be withheld, if such action is based solely upon such misstatement or omission, or alleged misstatement or omission, on the Distributor’s part or any affiliate thereof.

2.4. The Trust agrees to advise the Distributor as soon as reasonably practicable of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement then in effect or of the initiation of any proceeding for that purpose. Thereafter, no Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus, as required by Section 10(b) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph 2.4 shall in any way restrict or have any application to or bearing upon the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust’s prospectus or Declaration of Trust.

3.	CONFIDENTIALITY.

The Trust and Distributor may receive from each other information, or access to information, about the customers or about consumers generally (collectively, “Customer Information”) including, but not limited to, nonpublic personal information such as a customer’s name, address, telephone number, account relationships, account balances and account histories. Each of the Trust and Distributor agrees on behalf of their respective employees that all information, including Customer Information, obtained pursuant to this Agreement shall be considered confidential information. Except as permitted by law or required by order of a court or governmental authority, or required by any self-regulatory organization, having jurisdiction over the parties, none of the parties shall disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including its use under applicable provisions of the SEC’s Regulation S-P in the ordinary course of carrying out the purposes of this Agreement.

4.	ANTI-MONEY LAUNDERING PROGRAM.

4.1 Distributor represents and warrants to the Trust that:

(i) it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s customer identification program) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Act”)). Distributor further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Act, to which it may become subject, including compliance with the rules recently adopted by the Treasury Department regarding foreign financial institutions that became effective July 5, 2006;

(ii) it applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Funds, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(iii) it will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in paragraph (a), and that it has performed, and intends to continue to perform, the requirements of the Trust’s Customer Identification Procedures. Distributor will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(iv) it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”) including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(v) it does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of any Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(vi) if it has delegated to any third party or parties any of its tasks under its agreement with the Trust, Distributor has secured from that third party such representations, warranties and undertakings as are necessary to permit Distributor to provide the representations, warranties and covenants as are set forth in subparagraphs (i)-(v) above.

5.	LIMITATIONS OF LIABILITY.

Except as provided in paragraph 2.3, the Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with matters to which this Agreement relates, except a loss resulting from bad faith, negligence or intentional misconduct on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

6.	TERM.

6.1. This Agreement will become effective as of May 1, 2010 and, unless sooner terminated as provided herein, shall continue in effect until May 1, 2011. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees, or (ii) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of the Trust’s Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

6.2. This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty (60) days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination and the provisions of Sections 2, 3, 5, 6.2, 7, 8 and 9.

7.	COMPLIANCE MATTERS.

7.1. The Distributor agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Distributor agrees to cooperate fully with the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”; as that term is defined by Rule 38a-1, by the Trust and its service providers. In this regard, the Distributor shall:

(i) submit to the Board for its consideration and approval, prior to commencement of services hereunder, the Distributor’s applicable compliance policies and procedures;

(ii) submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to Distributor’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(iii) provide periodic reports discussing the Distributor’s compliance program and special reports on a timely basis in the event of material compliance matters and material changes to the compliance program;

(iv) permit the Trust and its Trustees and officers to become familiar with the Distributor’s operations and understand those aspects of the Distributor’s operations that may expose the Trust to compliance risks or lead to a violation by the Trust or the Distributor of the federal securities laws;

(v) permit the Trust and its Trustees and officers to maintain an active working relationship with the Distributor’s compliance personnel by, among other things, providing the Trust’s CCO with a specified individual within the Distributor’s organization to discuss and address compliance-related matters;

(vi) provide the Trustees and the CCO with a copy of any SAS 70 reports;

(vii) provide the Trust and its Trustees and CCO with such certifications as may be reasonably requested; and

(viii) reasonably cooperate with the Trust’s independent public accountant and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

7.2. The Distributor represents, warrants and covenants that it has established and maintains and enforces a system of supervisory control policies and procedures that complies with the requirements of Rule 3012 of the Conduct Rules of FINRA and an annual certification program that complies with Rule 3013 of the Conduct Rules of FINRA.

8.	LIMITED RECOURSE

References to each Trust and the Trustees of each Trust refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. A copy of the document establishing each Trust is filed with the Secretary of the Commonwealth of Massachusetts. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

9.	MISCELLANEOUS.

9.1. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

9.2. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts as in effect as of the date hereof and the applicable provisions of the 1940 Act. To the extent that the applicable law of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10.	NOTICES.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016, Attention: Bruce H. Lauer, Vice President, Treasurer and Secretary, and that of the Distributor shall be c/o Beth Brown, Head of Intermediary Distribution Columbia Management Investment Distributors, Inc., One Financial Center Boston, MA 02111, with a copy to Ameriprise Financial, Inc. Attention: Michael E. DeFao, Chief Counsel, One Financial Center, Boston, MA 02111, K&L Gates LLP, Attention: Mary C. Moynihan, 1601 K Street, N.W., Washington, D.C. 20006 and Drinker Biddle & Reath LLP, Attention: Diana E. McCarthy, One Logan Square, Suite 2000, Philadelphia, PA 19013.

11.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

COLUMBIA ACORN TRUST
on behalf of its series listed on Schedule I

By:	/s/ Bruce H. Lauer
Name:	Bruce H. Lauer
Title:	Vice President, Secretary and Treasurer

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ William F. Truscott
Name:	William F. Truscott
Title:	Director and Authorized Person

SCHEDULE I

COLUMBIA ACORN TRUST

Columbia Acorn Fund

Columbia Acorn International Select

Columbia Acorn International

Columbia Acorn Select

Columbia Acorn USA

Columbia Thermostat Fund

SCHEDULE II

COMPENSATION

Share Class	Fee as a Percentage of Daily Net Assets

Class A	25 Basis Points

Class B	75 Basis Points

Class C	100 Basis Points

Approved: May 1, 2010